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                                                                    EXHIBIT 99.6

                 CUSIP NOS. 917274AC6, 917274AA0 AND U9153EAA0
                 OFFER TO PURCHASE FOR CASH UP TO $40.0 MILLION
                  AGGREGATE PRINCIPAL AMOUNT OF 6% CONVERTIBLE
                    SUBORDINATED NOTES DUE OCTOBER 15, 2003
                                       OF
                               UROMED CORPORATION
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    THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY
   OCTOBER 21, 1998 UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF NOTES MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION. TENDERED NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
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                               September 23, 1998

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase (the "Offer to Purchase") and a Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents"), relating to the offer (the "Tender Offer") by UroMed Corporation, a Massachusetts corporation ("UroMed"), to purchase for cash up to $40.0 million aggregate principal amount of its 6% Convertible Subordinated Notes due October 15, 2003 (the "Notes").

    WE ARE THE HOLDER OF RECORD OF THE NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH NOTES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER NOTES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender Notes on your behalf in respect of any or all of the Notes held by us for your account, upon the terms and subject to the conditions set forth in the Offer Documents.

    Your attention is directed to the following:

        1. The consideration for each $1,000 principal amount of Notes tendered pursuant to the Tender Offer shall be $450, plus accrued and unpaid interest from October 15, 1998 up to, but not including, the date of payment.

        2. UroMed's obligation to accept for purchase and to pay for Notes validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction of the General Conditions (as defined in the Offer to Purchase).

        3. The Tender Offer is being made for Notes having an aggregate principal of up to $40.0 million. If Notes having an aggregate principal amount in excess of $40.0 million are tendered, UroMed will purchase Notes having an aggregate principal amount of $40.0 million, pro rata in an amount per Holder equal to a fraction the numerator of which is such Holder's total principal amount of Notes tendered and the denominator of which is the total principal amount of Notes tendered, multiplied by $40.0 million.

        4. The Tender Offer will expire at 5:00 p.m., New York City time, on Wednesday, October 21, 1998, unless the Tender Offer is extended. Tendered Notes may be withdrawn at any time on or prior to the Expiration Date.

        5. If you wish to tender any or all of your Notes, we must receive your instructions in ample time to permit us to effect a valid tender on your behalf of Notes on or prior to the Expiration Date.
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    If you wish to have us tender any or all of your Notes held by us or your account upon the terms set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Notes, all such Notes will be tendered unless otherwise specified on the Instruction Form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE.

    The Tender Offer is not being made to (nor will tenders of Notes be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, UroMed Corporation, in its sole discretion, may take such action as it may deem necessary to make the Tender Offer in any such jurisdiction, and may extend the Tender Offer to Holders of Notes in such jurisdiction.

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             INSTRUCTION FORM WITH RESPECT TO THE OFFER TO PURCHASE
           FOR CASH UP TO $40.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF
            6% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2003.
                                       OF
                               UROMED CORPORATION

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 23, 1998 and the related Letter of Transmittal, in connection with the offer (the "Tender Offer") by UroMed Corporation, a Massachusetts corporation (the "Company"), to purchase for cash up to $40.0 million aggregate principal amount of its 6% Convertible Subordinated Notes due October 15, 2003 (the "Notes").

    This will instruct you to tender to the Company the aggregate principal amount of Notes indicated below held by you for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Tender Offer.

    THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE UNDERSIGNED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

    Aggregate Principal Amount of Notes to be Tendered: ________________________

                                          SIGN HERE
                                          * ____________________________________
                                           _____________________________________
                                          Please type or print name(s)
                                          ______________________________________
                                          Date: ________________________________
                                          ______________________________________
                                          Area Code and Telephone Number:
                                          ______________________________________
                                          Taxpayer Identification or Social
                                          Security Number:
                                          ______________________________________

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*   Unless otherwise indicated, it will be assumed that we should tender all of the aggregate principal amount of Notes held by us for your account.

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